                                                                    EXHIBIT 10.3

                              INVESTMENT AGREEMENT


                                 by and between



                          AJG FINANCIAL SERVICES, INC.
                             a Delaware corporation

                                       and

                          INTREPID CAPITAL CORPORATION
                             a Delaware corporation




                          Dated as of December 31, 2001


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                                TABLE OF CONTENTS

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
                                                                                                               PAGE
                                                                                                               ----
ARTICLE 1 DEFINED TERMS...........................................................................................1
         1.1      Defined Terms...................................................................................1
         1.2      Construction of Certain Terms and Phrases.......................................................4

ARTICLE 2 INVESTMENT TRANSACTION..................................................................................5
         2.1      Bridge Loan.....................................................................................5
         2.2      Issuance of the Class A Shares..................................................................5
         2.3      Option to Purchase Common Stock.................................................................6
         2.4      Registration Rights Agreement...................................................................6
         2.5      Acquisition of Portfolio Investments............................................................6
         2.6      Closing.........................................................................................7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................................................7
         3.1      Organization; Good Standing.....................................................................7
         3.2      Authority.......................................................................................7
         3.3      Capitalization..................................................................................7
         3.4      Binding Effect..................................................................................8
         3.5      No Conflict.....................................................................................8
         3.6      Property; Title.................................................................................9
         3.7      Brokerage Fee...................................................................................9
         3.8      Contracts.......................................................................................9
         3.9      No Default.....................................................................................10
         3.10     Required Consents..............................................................................11
         3.11     Intellectual Property..........................................................................11
         3.12     Litigation.....................................................................................12
         3.13     Material Contracts.............................................................................12
         3.14     Business Records...............................................................................12
         3.15     Insurance......................................................................................12
         3.16     Taxes..........................................................................................12
         3.17     Accounting and Regulatory Controls.............................................................12
         3.18     Dividends; Distribution........................................................................13
         3.19     Employees......................................................................................13
         3.20     No Material Adverse Effect.....................................................................13
         3.21     Stabilization..................................................................................13
         3.22     Financial Statements...........................................................................14
         3.23     Pre-emptive Rights.............................................................................14
         3.24     Investment Company.............................................................................14
         3.25     Exchange Listing...............................................................................14
         3.26     Full Disclosure................................................................................14
         3.27     Use of Proceeds................................................................................14
         3.28     Securities Laws................................................................................14

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF INVESTOR.............................................................15
         4.1      Good Standing..................................................................................15

         4.2      Authority......................................................................................15
         4.3      Binding Effect.................................................................................15
         4.4      No Conflict....................................................................................15
         4.5      Brokerage Fee..................................................................................16
         4.6      Investment Representations.....................................................................16
         4.7      Legends........................................................................................16
         4.8      Accredited Investor............................................................................17

ARTICLE 5 ADDITIONAL COVENANTS AND AGREEMENTS....................................................................17
         5.1      Publicity......................................................................................17
         5.2      Due Diligence..................................................................................17
         5.3      Expenses.......................................................................................18
         5.4      Cooperation on Tax And Other Matters...........................................................18
         5.5      Amendment to the Company's Organizational Documents............................................18
         5.6      Board Representation...........................................................................19

ARTICLE 6 ACTION TO BE TAKEN AT CLOSING..........................................................................22
         6.1      Action To Be Taken by the Company..............................................................22
         6.2      Action To Be Taken By Investor.................................................................23
         6.3      Form of Documents..............................................................................23
         6.4      Further Assurances.............................................................................23

ARTICLE 7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.............................................................23

ARTICLE 8 INDEMNIFICATION........................................................................................24
         8.1      Indemnification by the Company.................................................................24
         8.2      Indemnification by Investor....................................................................24
         8.3      Procedure for Indemnification..................................................................24
         8.4      Excluded Liability.............................................................................25

ARTICLE 9 MISCELLANEOUS..........................................................................................25
         9.1      Written Agreement to Govern....................................................................25
         9.2      Severability...................................................................................26
         9.3      Notices and Other Communications...............................................................26
         9.4      Counterparts...................................................................................27
         9.5      Facsimile Signatures...........................................................................27
         9.6      No Third Party Beneficiaries...................................................................27
         9.7      Interpretation.................................................................................27
         9.8      Schedules and Exhibits.........................................................................28
         9.9      Waiver of Provisions...........................................................................28
         9.10     Modification...................................................................................28
         9.11     Law to Govern; Jurisdiction....................................................................28
         9.12     Successors and Assigns.........................................................................28
         9.13     Specific Performance...........................................................................28

LIST OF EXHIBITS AND SCHEDULES

Exhibit A     -     Convertible Note Agreement
Exhibit B     -     Certificate of Amendment
Exhibit C     -     Option Agreement
Exhibit D     -     Registration Rights Agreement
Exhibit E     -     Standstill Agreement
Exhibit F     -     Letter Agreement
Exhibit G     -     Form of Opinion of the Company's Counsel

Schedule 3.3     -  Capitalization
Schedule 3.7     -  Brokerage Fee
Schedule 3.8(a)  -  Contracts
Schedule 5.5     -  Officers and Directors

                              INVESTMENT AGREEMENT

         THIS INVESTMENT AGREEMENT (this "Agreement") is made and entered into this 31st day of December, 2001 by and between AJG FINANCIAL SERVICES, INC., a Delaware corporation ("Investor") and INTREPID CAPITAL CORPORATION, a Delaware corporation (the "Company") (collectively, the "Parties", and each, a "Party").

                                 R E C I T A L S

         WHEREAS, the Company is pursuing acquisition opportunities relating to an investment management firm for an acquisition price of approximately Six Million Dollars ($6,000,000), one-half of which shall be payable in cash and one-half of which shall be payable by the delivery of common stock of the Company valued at not less than Three Dollars ($3.00) per share (the "Investment Management Acquisition"), and a specialized bank that accepts customer deposits and makes investments but does not provide ordinary commercial bank services (the "Depository Bank Acquisition"); and

         WHEREAS, Company desires to obtain a bridge loan from Investor in connection with the Investment Management Acquisition, which loan would be convertible into convertible preferred stock of the Company upon receipt of appropriate stockholder approval authorizing the issuance of preferred stock of the Company (the "Bridge Loan", as more fully described in SECTION 2.1 hereof); and

         WHEREAS, the Company desires to issue to Investor additional shares of convertible preferred stock of the Company in connection with the Depository Bank Acquisition and an option to purchase additional shares of the Company's common stock in consideration for Investor's extension of the Bridge Loan and for Investor's additional investment in connection with the Depository Bank Acquisition, or another future investment.

         NOW, THEREFORE, in consideration of Investor providing the Bridge Loan to the Company, the mutual covenants and agreements of the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

                                   ARTICLE 1

                                  DEFINED TERMS

         1.1 DEFINED TERMS. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms as follows:

         "Additional Shares" means those shares of Convertible Class A Preferred Stock issued by the Company to Investor in connection with the closing of the Depository Bank Acquisition or an Alternate Acquisition, or more than one of them, as more fully described in SECTION 2.2(B) hereof.

         "Business Day" means any day other than (i) a Saturday or Sunday or
(ii) a day on which commercial banks in Chicago, Illinois are authorized or required to be closed.

         "Certificate of Amendment" means the Certificate of Amendment setting forth the designations, rights, preferences and other terms of the Convertible Class A Preferred Stock and attached hereto as EXHIBIT B.

         "Claim" means a written demand, claim, complaint, cross-demand, cross-claim, counterclaim, cross-complaint, summons, notice of violation, arbitration notice, or other written notice, communication or action pursuant to which a Person (including a Governmental Authority) (a) notifies another Person that the first Person has suffered or incurred Losses for which the second Person may be liable or responsible; (b) alleges that such second Person has violated a Law or is otherwise liable or responsible for Losses arising under a Law; (c) asserts legal, equitable, contractual or other rights or remedies against such second Person; (d) institutes or commences a Proceeding against such second Person; (e) otherwise makes any demand or claim on such second Person; or (f) threatens to do any of the foregoing.

         "Class A Shares" means all or such portion of the Initial Shares and the Additional Shares, as applicable, all of which shall have the rights, preferences and designations set forth in the Certificate of Amendment.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Common Shares" means the shares of common stock, par value $.01 per share, of the Company received by Investor indirectly as a result of the conversion of the Bridge Loan, upon conversion of any of the Class A Shares or upon exercise of the Option.

         "Consent" means any consents or approval of any Governmental Authority or any other Person.

         "Convertible Class A Preferred Stock" means the class of preferred stock of the Company to be designated as Class A Cumulative Convertible Pay-In-Kind Preferred Stock, par value $.01 per share, which shall have the rights, preferences and designations set forth in the Certificate of Amendment.

         "Convertible Note" means that certain Convertible Note issued by the Company to Investor pursuant to the Convertible Note Agreement.

         "Convertible Note Agreement" has the meaning set forth in SECTION 2.1 hereof.

         "DGCL" means the Delaware General Corporation Laws, as amended from time to time.

         "GAAP" means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants, as in effect from time to time, consistently applied and maintained on a consistent basis for a Person throughout the period indicated and consistent with such Person's prior financial practice.

         "Governmental Authority" means any governmental department, commission, board, bureau, agency, court or other instrumentality of any country, state, province, county, parish or municipality, jurisdiction, or other political subdivision thereof.

         "Holder" means Investor, or if Investor shall have transferred its rights hereunder to any unaffiliated third party, "Holder" shall mean the holders of at least 66 2/3% of the Common Shares.

         "Initial Shares" means those shares of Convertible Class A Preferred Stock into which the Convertible Note is convertible in connection with the closing of the Investment Management Acquisition, as more fully described in
SECTION 2.2(A) hereof.

         "Law" means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

         "Letter Agreements" means the Letter Agreements executed by the Company's officers and directors with respect to voting shares of the Company's common stock, as set forth in SECTION 5.5 hereof.

         "Lien" means all burdens, encumbrances and defects affecting the ownership of an asset, including (a) liens, security interests, mortgages, deeds of trust, pledges, conditional sale or trust receipt arrangement, consignment or bailment for security purposes, finance lease, or other encumbrances of any nature whatsoever securing any obligation, whether such interest is based on common law, statute or contract; (b) any rights of first refusal or any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership; and (c) any other reservations, exceptions, covenants, conditions, restrictions, leases, subleases, licenses, easements, servitudes, occupancy agreements, equities, charges, assessments, defects in title, liabilities, claims, agreements, obligations, encroachments and other burdens, and other title exceptions and encumbrances affecting property of any nature, whether accrued or unaccrued, absolute or contingent, legal or equitable, real or personal, or otherwise.

         "Losses" means losses, liabilities, assessments, cleanup, removal, remediation and restoration obligations, judgments, awards, damages, natural resource damages, contribution, cost-recovery and compensation obligations, fines, fees, penalties, and costs and expenses (including litigation costs and attorneys' and experts' fees and expenses).

         "Material Adverse Effect" means any event that would cause a material adverse change or any development involving a prospective material adverse change in the business, prospects, properties, operations, condition (financial or other) or results of operations of the Company and its subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business.

         "NASD" means the National Association of Securities Dealers, Inc.

         "Option" means the option granted by the Company to Investor to purchase shares of the Company's common stock pursuant to the Option Agreement.

         "Option Agreement" has the meaning set forth in SECTION 2.3 hereof.

         "Permit" means any permit, certificate, license, franchise, authorization, variance, exemption, concession, lease, instrument, order, consent, authorization or approval of any Governmental Authority.

         "Person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity.

         "Proceeding" means a judicial, administrative or arbitral proceeding (including a lawsuit or an investigation by a Governmental Authority), commencing with the institution of such proceeding through the issuance, service or delivery of the applicable Claim or other applicable event.

         "Registration Rights Agreement" has the meaning set forth in SECTION
2.4 hereof.

         "SEC" means the Securities and Exchange Commission.

         "Standstill Agreement" means that certain Standstill Agreement by and between Investor and the Company on the Closing Date, attached hereto as EXHIBIT E.

         "Target Companies" means the companies, or each of them, that are the target for acquisition by the Company in each of the Investment Management Acquisition, the Depository Bank Acquisition, and any Alternate Acquisition.

         "Tax" or "Taxes" means any taxes, assessments, fees and other governmental charges imposed by any Governmental Authority, including profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Transaction Documents" means, collectively, the Convertible Note Agreement, the Convertible Note, the Registration Rights Agreement, the Certificate of Amendment, the Standstill Agreement, and the Option Agreement and the Letter Agreements.

         1.2 CONSTRUCTION OF CERTAIN TERMS AND PHRASES. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words

"this Agreement," "herein," "hereby," "hereunder," and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Article," "this Section," "this subsection" and words of similar import, refer only to the Articles, Sections or subsections hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms, and the term "Exhibit" or "Schedule" shall refer to an Exhibit or Schedule attached to this Agreement. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor statute, regulations or amending pronouncement.

                                   ARTICLE 2

                             INVESTMENT TRANSACTION

         2.1 BRIDGE LOAN. If Investor shall approve of the terms and conditions of the Investment Management Acquisition, then contemporaneously with the execution of this Agreement and with the closing of the Investment Management Acquisition, and as consideration for the Company's agreements hereunder, Investor shall loan to the Company, as a Bridge Loan in connection with the Investment Management Acquisition, an amount equal to Three Million Five Hundred Thousand Dollars ($3,500,000) pursuant to the terms and conditions of that certain Convertible Note Agreement between the Company and Investor, to be dated as of the Closing Date (the "Convertible Note Agreement"), the form of which is attached hereto as EXHIBIT A.

         2.2      ISSUANCE OF THE CLASS A SHARES.

                  (a) Upon receipt by the Company of the necessary stockholder approval for the authorization of preferred stock of the Company as provided herein, then the Company shall issue to Investor One Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Six (1,166,666) shares of Convertible Class A Preferred Stock having the designations, rights and preferences set forth on the Certificate of Amendment attached hereto as EXHIBIT B (the "Initial Shares") in conversion of and consideration for the cancellation of the indebtedness under the Bridge Loan, as more fully set forth in the Convertible Note Agreement.

                  (b) If and to the extent that the Company proceeds toward a closing of the Depository Bank Acquisition, if (i) Investor shall approve of the terms and conditions of the Depository Bank Acquisition, and (ii) the Company has obtained the necessary stockholder approval of the authorization of the preferred stock of the Company as described above, then contemporaneously with the closing of the Depository Bank Acquisition, the Company shall issue to Investor an additional One Million Five Hundred

         Thousand (1,500,000) shares of Convertible Class A Preferred Stock having the designations, rights and preferences set forth on the Certificate of Amendment attached hereto as EXHIBIT B (the "Additional Shares"); provided, however, that if the Company does not proceed toward a closing with respect to the Depository Bank Acquisition, then the Company shall provide Investor with the right of first refusal to purchase the aggregate amount of Additional Shares set forth above in one or more transactions contemporaneously with closing of any other acquisition, investment, funding, loan, joint venture or participation consummated by the Company (each, an "Alternate Acquisition"), if Investor shall approve of the terms and conditions thereof, in amounts equal to 100% of the Company's interest therein; and provided, further, that if Investor does not approve of the terms and conditions of any such Alternate Acquisition (which approval or disapproval will not be unreasonably delayed), that the Company may obtain financing for such Alternate Acquisition from a third party. The aggregate consideration for the Additional Shares issued in connection with the Depository Bank Acquisition and/or one or more Alternate Acquisitions shall be an amount equal to Four Million Five Hundred Thousand Dollars ($4,500,000).

         2.3 OPTION TO PURCHASE COMMON STOCK. In consideration for the making of the Bridge Loan and the execution of this Agreement, the Company hereby grants to Investor the right, privilege and option, for a period of three
(3) years from the date hereof, to purchase that number of shares of common stock of the Company which, when issued and taking into account the other amounts of common stock of the Company then owned by Investor (for this purpose, shares of common stock issuable to Investor upon full conversion of the Convertible Class A Preferred Stock then held by Investor to Common Shares), shall result in Investor owning fifty-one (51%) of the issued and outstanding common stock of the Company (the "Option"), in accordance with the terms and conditions as set forth in the Option Agreement attached hereto as EXHIBIT C.

         2.4 REGISTRATION RIGHTS AGREEMENT. As further consideration for the making of the Bridge Loan and the execution of this Agreement, the Company shall grant certain registration rights to Investor with respect to the Common Shares of the Company that Investor will own upon conversion of any of the Convertible Class A Preferred Stock then held by Investor or upon the exercise of the Option, in accordance with the terms and conditions as set forth in the Registration Rights Agreement attached hereto as EXHIBIT D.

         2.5 ACQUISITION OF PORTFOLIO INVESTMENTS. If Investor and the Company agree that the Company shall acquire certain minority investments held by the Investor in investment-related entities, then the Company shall acquire such minority investments in such entities in consideration for seven (7) year promissory notes. The terms and conditions of such acquisitions and such notes shall be agreed to by Investor and the Company and the notes related thereto shall be payable only from earnings generated by such minority investments.

         2.6 CLOSING. The execution of this Agreement, the consummation of the Bridge Loan, the grant of the Option and the execution of the Registration Rights Agreement and the Standstill Agreement (the "Closing") shall take place at the offices of the Company, commencing at 10:00 a.m. local time on the 31st of December, 2001, or upon such time and date and at such other place as the Parties may hereafter mutually agree (the "Closing Date").

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Investor as of the date hereof, as of the Closing Date, upon the issuance of any Convertible Class A Preferred Stock and upon the issuance of any Common Shares pursuant to the exercise of the Option, as follows:

         3.1 ORGANIZATION; GOOD STANDING. Each of the Company and its subsidiaries has been duly organized and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation. Each of the Company and its subsidiaries is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the nature or conduct of its business makes such qualification necessary, except for those failures to be so qualified or in good standing which do not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Each of the Company, its subsidiaries and, as applicable, its principals, agents and employees, has all requisite power and authority, and all necessary consents, approvals, authorizations, orders, registrations, qualifications, licenses and permits of and from all public, regulatory or governmental agencies and bodies, including the SEC and the NASD, all applicable self-regulatory organizations and all applicable state securities regulatory agencies or authorities, to own, lease and operate its properties and conduct its business as now being conducted and as expected to be conducted in the foreseeable future, except where the failure to do so does not and would not reasonably be expected to have a Material Adverse Effect; provided, however, that the foregoing exception shall not apply to any necessary consents, approvals, authorizations, orders, registrations, qualifications, licenses and permits of and from the SEC and the NASD.

         3.2 AUTHORITY. The Company has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company.

         3.3 CAPITALIZATION. The authorized capital stock of the Company consists of 15,000,000 shares of common stock, par value $.01 per share. As of the date of this Agreement, after the consummation of the Investment Management Acquisition, there are 3,350,183 shares of Company common stock issued and outstanding. All of such outstanding shares of the Company's common stock are duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and have not been issued in violation of any pre-emptive rights. Except for the Convertible Note being issued as of the date hereof, and except as disclosed on SCHEDULE 3.3 hereto, there are no outstanding securities of the Company convertible into or evidencing the right to purchase or subscribe for any shares of stock of the Company. Except for the Convertible Note Agreement and the Option Agreement between the Company and Investor, each dated as of the date hereof, and except as disclosed on SCHEDULE 3.3 hereto, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating the Company to issue any shares of its stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such stock, and there are no agreements or understandings with respect to the voting, sale or transfer of any shares of stock of the Company to which the Company is a party. All of the Class A Shares, and any portion thereof, when issued, delivered and sold as contemplated by this Agreement, will be duly and validly authorized, issued and outstanding, fully paid and nonassessable, and will not have been issued in violation of or be subject to any pre-emptive rights, except such rights as have been waived. The Company had an authorized and outstanding capitalization at December 31, 2000 as set forth in the financial statements and notes thereto included in the Form 10-KSB for the fiscal year ending December 31, 2000 (the "Year 2000 Annual Report") and, at September 30, 2001, as set forth in the financial statements and notes thereto included in the Form 10-QSB for the period ended September 30, 2001 (the "3rd Quarter Periodic Report"), and such capitalization has not changed since the 3rd Quarter Periodic Report. The shares of common stock of the Company conform to the descriptions thereof contained in the Year 2000 Annual Report. With respect to subsequent issuances of Convertible Class A Preferred Stock or Common Shares issuable upon exercise of the Option, this representation shall relate to the most recent annual and quarterly periodic report of the Company, as applicable, under the Securities Exchange Act of 1934, as amended.

         3.4 BINDING EFFECT. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         3.5 NO CONFLICT. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any Lien, charge or encumbrance upon any properties or assets of the Company or any of its subsidiaries pursuant to, any agreement, instrument, franchise, license or permit to which the Company or any of its subsidiaries is a party or by which any of such entities or their respective properties or assets may be bound, except where such conflict, breach or default does not and would not reasonably be expected to have a Material Adverse Effect; or (ii) violate or conflict with any provision of the then current certificate of incorporation or by-laws of the Company or any of its subsidiaries or any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets.

         3.6 PROPERTY; TITLE. The Company and its subsidiaries own no real property and have good and marketable title to all personal property owned by them which is material to the business of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances and defects, except such as do not materially affect the value of such property and do not materially interfere with the use made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

         3.7 BROKERAGE FEE. Except as disclosed on SCHEDULE 3.7 hereto, neither the Company nor any of its subsidiaries have incurred any liability to any broker, finder or agent in connection with the transactions contemplated by this Agreement and, in any event, the Company shall be responsible for the payment of any and all such fees.

         3.8      CONTRACTS.

                  (a) SCHEDULE 3.8(A) constitutes a full and complete list of each contract or agreement to which the Company is a party or by which the Company is bound, whether oral or written ("Contracts"), including, without limitation, any and all:

                           (i) contracts or agreements for the disposition, by sale, lease or otherwise, of equipment, goods, materials, research and development, supplies, studies or capital assets, or for the performance of services involving at least $10,000;

                           (ii) contracts or agreements for the joint performance of work or services, and all other joint venture, partnership or other similar agreements;

                           (iii) powers of attorney or similar authorizations granted by the Company to any third party;

                           (iv) licenses, sublicenses, royalty agreements and any other contract or agreement to which the Company is a party, or otherwise subject, relating to technical assistance, intellectual property rights, confidentiality, non-disclosure, non-use or other similar contracts or agreements;

                           (v) leases, whether as lessor or lessee, with respect to individual items of real or personal property involving at least $10,000;

                           (vi) contracts or agreements for the purchase of any equipment, capital assets or services, except individual service orders made in the ordinary course of business involving less than $25,000;

                           (vii) requirements contracts or agreements in which the Company is the purchaser or the seller;

                           (viii) any material contract or agreement, not of the type covered by or excluded from any of the other items of this SECTION 3.8, which by its terms is either not to be completely performed by the Company within thirty (30) days of the date hereof or is not to terminate or is not terminable by the Company without penalty to the Company prior to thirty
                  (30) days from the date hereof; and

                           (ix) any other contract or agreement which by its terms, is either not to be completely performed by the Company within twelve (12) months of the date hereof or is not to terminate, or is not terminable by the Company, without penalty to the Company, prior to twelve (12) months from the date hereof.

                  (b) The Company has made available to Investor or representatives of Investor, for their review and examination, written summaries of all oral contracts and agreements referred to in this
         SECTION 3.8 and all of the written contracts and agreements referred to in this SECTION 3.8, and have provided true and correct copies of all of such written contracts and agreements, and all written summaries of oral contracts are accurate in all material respects. As used in this Agreement, the terms "contract" and "agreement" each mean and include every contract, agreement, commitment, understanding and promise, whether written or oral.

         3.9 NO DEFAULT. The Company and each of its subsidiaries have in all respects performed, or are now performing, the obligations of, and are not in violation or default (and would not by the lapse of time and/or the giving of notice be in violation or default), nor have any of them received notice of violation or default or notice of termination, in respect of (i) any provision of its certificate of incorporation or by-laws (or other organizational documents), (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject, except where such violation, default or termination does not or would not reasonably be expected to have a Material Adverse Effect, or (iii) any statute, law, rule, regulation, judgment, order or decree of any Governmental Authority, including, without limitation, the SEC, the NASD, self-regulatory organizations, and any applicable state securities regulatory authorities or agencies, having jurisdiction over the Company or such subsidiary or any of its properties, as applicable, except where such violation, default or termination does not or would not reasonably be expected to have a Material Adverse Effect; provided, however, that the foregoing exception shall not apply to any statute, law, rule, regulation, judgment, order or decree of the SEC, the NASD, self-regulatory organizations and any applicable state securities regulatory authorities or agencies. Each of the contracts, agreements or other instruments required to be shown on the Schedules referred to in this Agreement is in full force and effect and is a legal, binding and enforceable obligation of or against the Company and, to the knowledge of the Company, each other party thereto. No party with whom the Company has an agreement, contract or commitment is in material default thereunder or has breached any material terms or provisions thereof and no third party has raised any Claim, dispute or controversy with respect to such agreements, contracts or commitments which is still pending.

         3.10 REQUIRED CONSENTS. No consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any court or any Governmental Authority having jurisdiction over the Company or any of its subsidiaries or any of their respective properties or assets is required for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, including the issuance, sale and delivery of the Class A Shares or the Common Shares to be issued, sold and delivered by the Company hereunder, other than the approval of the stockholders and the filing of those Proposed

Amendments as shall be required by applicable law or the certificate of incorporation or by-laws of the Company as contemplated by SECTION 5.5 hereto, and such consents, approvals, authorizations, orders, registrations, filings, qualifications, licenses and permits as may be required under state securities or Blue Sky laws and the rules of the NASD.

         3.11 INTELLECTUAL PROPERTY. The Company and its subsidiaries own, possess, license or have rights to use all patents, patent applications, trade and service marks, trade and service mark registrations, trade names, copyrights, licenses, inventions, technology, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and other intellectual property (collectively, the "Intellectual Property") necessary for the conduct of the Company's business as now conducted. There is no (i) pending or, to the Company's knowledge, threatened action, suit, proceeding or claim by others challenging the Company's rights in or to any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (ii) pending or, to the Company's knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim; (iii) pending or, to the Company's knowledge, threatened action, suit, proceeding or claim by others that the Company infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of other, and the Company is unaware of any other fact which would form a reasonable basis for any such claim; or (iv) prior art of which the Company is aware that may render any U.S. patent held by the Company invalid or any U.S. patent application held by the Company unpatentable which has not been disclosed to the U.S. Patent and Trademark Office. To the Company's knowledge, there is no (x) material infringement by third parties of any such Intellectual Property, and (y) U.S. patent or published U.S. patent application which contains claims that dominate or may dominate any Intellectual Property as being owned by or licensed to the Company or that interferes with the issued or pending claims of any such Intellectual Property. True and correct copies of all material licenses and other material agreements between the Company, its subsidiaries and any third parties relating to the Intellectual Property, and all amendments and supplements thereto, have been provided to Investor or its counsel.

         3.12 LITIGATION. There is no Proceeding, nor any order, decree or judgment pending or, to the knowledge of the Company, threatened, against, affecting or involving the Company or its subsidiaries or the transactions provided for in this Agreement, at law or in equity, or before or by any court, arbitrator or Governmental Authority. The Company is not operating under or subject to an order, award, judgment, writ, decree, determination or injunction of any court, arbitrator or Governmental Authority. Neither the Company nor any of its subsidiaries has received a Claim or any written notice of a Claim with respect to the Company or any of its subsidiaries.

         3.13 MATERIAL CONTRACTS. Other than as provided for herein, there are no contracts, agreements, commitments or other arrangements which exist on the Closing Date and are related to the Company which will be binding on or otherwise obligate Investor on or after the Closing Date.

         3.14 BUSINESS RECORDS. No material records of accounts, acquisitions, dispositions, personnel records, stock records or other business records related to the Company or any of its subsidiaries ("Records") have been destroyed within the last five (5) years, other than in the ordinary course of business consistent with past practice, and there exists no such Records other than those Records delivered by the Company to Investor on or prior to the Closing Date. The Company has not failed to include, and has no knowledge that any other Person has failed to include, in the Records any information, the omission of which from the Records would make them inaccurate or misleading in any material respect. Neither the Company, nor any Person acting on behalf of the Company or any of its subsidiaries has prepared Records that are misleading in any material respect.

         3.15 INSURANCE. The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as (i) the Company believes are prudent and customary in the businesses in which it is engaged, and (ii) are consistent with insurance coverage maintained by similar companies in similar businesses. Neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for, and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to result in a Material Adverse Effect.

         3.16 TAXES. There are no transfer taxes or other similar fees or charges under any Laws required to be paid in connection with the execution and delivery of this Agreement or the issuance by the Company or sale by the Company of the Class A Shares or the Common Shares.

         3.17 ACCOUNTING AND REGULATORY CONTROLS. The Company and each of its subsidiaries maintain a system of internal accounting and regulatory controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations,
(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) requirements as to qualifications, transactions and record-keeping of the SEC, the NASD, any self-regulatory organization to which the Company or its subsidiaries are subject or any applicable state securities regulatory authorities or agencies are complied with.

         3.18 DIVIDENDS; DISTRIBUTION. Except as prohibited or restricted by the SEC or any inter-dealer quotation system or exchange, or any commission, board, agency or body that is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, no subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such subsidiary's capital stock, from repaying to the Company any loans or advances to such subsidiary from the Company or from transferring any of such subsidiary's property or assets to the Company or any other subsidiary of the Company.

         3.19 EMPLOYEES. No labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing, threatened or imminent labor dispute or disturbance by the employees of any of its principal customers, suppliers, contractors or providers of outsourced services that might reasonably be expected to have a Material Adverse Effect.

         3.20 NO MATERIAL ADVERSE EFFECT. Subsequent to the respective dates as of which information is given in the Year 2000 Annual Report, except as disclosed in the Year 2000 Annual Report, or as updated or superseded by the 3rd Quarter Periodic Report, there has been no Material Adverse Effect, and since the date of the latest balance sheet presented in the Year 2000 Annual Report, or as updated or superseded by the 3rd Quarter Periodic Report, neither the Company nor any of its subsidiaries has incurred or undertaken any liabilities or obligations, direct or indirect, which are material to the Company and its subsidiaries taken as a whole, except for liabilities or obligations which are reflected in the Year 2000 Annual Report, or as updated or superseded by the 3rd Quarter Periodic Report. With respect to subsequent issuances of Convertible Class A Preferred Stock or Common Shares issuable upon exercise of the Option, this representation shall relate to the most recent annual and quarterly periodic report of the Company, as applicable, under the Securities Exchange Act of 1934, as amended.

         3.21 STABILIZATION. The Company has not taken, and will not take upon issuance of any of the Class A Shares or the Common Shares, directly or indirectly, any action designed to cause or result in, or which constitutes or which might reasonably be expected to constitute, the stabilization or manipulation of the price of shares of common stock of the Company to facilitate the sale or resale of the Common Shares.

         3.22 FINANCIAL STATEMENTS. The financial statements set forth in the Year 2000 Annual Report and in the 3rd Quarter Periodic Report, including the notes thereto, present fairly the consolidated financial position of the Company and its subsidiaries as of the dates indicated and the consolidated results of their operations and cashflows for the periods specified, except that the financial statements set forth in the 3rd Quarter Periodic Report are subject to normal non-material year-end audit adjustments and accruals; said financial statements have been prepared in conformity with GAAP applied on a consistent basis. With respect to subsequent issuances of Convertible Class A Preferred Stock or Common Shares issuable upon exercise of the Option, this representation shall relate to the most recent annual and quarterly periodic report of the Company, as applicable, under the Securities Exchange Act of 1934, as amended.

         3.23 PRE-EMPTIVE RIGHTS. No holder of securities of the Company has any pre-emptive rights to purchase the securities of the Company because of the filing of a Registration Statement pursuant to the Registration Rights Agreement or otherwise in connection with the sale or issuance of the Convertible Class A Preferred Stock or Common Shares issuable upon exercise of such Convertible Class A Preferred Stock or the Option contemplated hereby.

         3.24 INVESTMENT COMPANY. The Company is not, and upon consummation of the transactions contemplated hereby will not be, subject to registration as an "investment company" under the Investment Company Act of 1940.

         3.25 EXCHANGE LISTING. The common stock of the Company trades on the over-the-counter market and is quoted on the NASDAQ OTC Bulletin Board under the symbol "ICAP".

         3.26 FULL DISCLOSURE. No information contained in this Agreement or any written statement furnished by or on behalf of the Company, which has previously been delivered to the Investor, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading at the time and in light of the circumstances under which made.

         3.27 USE OF PROCEEDS. The proceeds of the issuance of the Convertible Note at the Closing shall be used by the Company to pay the cash portion ($2,825,942) of the purchase price in connection with the Investment Management Acquisition and to pay the Company's costs and expenses in connection with such acquisition and for working capital purposes.

         3.28 SECURITIES LAWS. In reliance on the investment representation contained in SECTION 4.6, and subject to SECTION 4.7, the offer, issuance, sale and delivery of the Convertible Note Agreement and the Initial Shares issuable upon conversion thereof, and the Common Shares issuable upon conversion of the Initial Shares, as provided in this Agreement and the Convertible Note Agreement, are exempt from the registration requirements of the Securities Act of 1933, as amended, and all applicable state securities laws. The Company has filed with the SEC all material contracts, amendments to the Company's certificate of incorporation, and other documents required to be filed.

                                   ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

         Investor hereby represents and warrants to the Company as of the date hereof, upon issuance of any Class A Shares and upon the issuance of any Common Shares pursuant to the exercise of the Option, as follows:

         4.1 GOOD STANDING. Investor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to transact business and to own, lease and operate its properties in, and is in good standing under the Laws of, all other jurisdictions where such qualification is required by Law, except where the failure to do so does not have a Material Adverse Effect on Investor.

         4.2 AUTHORITY. Investor has the requisite power and authority to execute and deliver this Agreement and the documents and instruments referred to herein, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the documents and instruments referred to herein, by Investor and the consummation by Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Investor.

         4.3 BINDING EFFECT. This Agreement has been duly executed and delivered by Investor and constitutes the legal, valid and binding obligation of Investor, enforceable against Investor in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         4.4 NO CONFLICT. Neither the execution and delivery of this Agreement by Investor nor the performance of its obligations hereunder will conflict with or result in a breach of any of the provisions of, or constitute a default under, the certificate of incorporation or by-laws of Investor, as amended to date, or violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any Person to accelerate any obligation, or result in the loss of any benefit, or give any Person the right to require any security to be repurchased, or affect its rights under any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which Investor may be bound or subject, or violate any applicable Law.

         4.5 BROKERAGE FEE. Investor has not engaged, or incurred any liability to, any broker, finder or agent in connection with the transactions contemplated by this Agreement.

         4.6 INVESTMENT REPRESENTATIONS. Investor represents and warrants that it is purchasing the Convertible Note and the Initial Shares issuable upon conversion thereof and the Common Shares issuable upon conversion of the Initial Shares (collectively, the "Securities") for its own account, for investment purposes and not with a view to the distribution thereof. Investor agrees that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the Securities (or solicit any offers to buy, purchase, or otherwise acquire or take a pledge of any of the Securities), except in compliance with the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder. In determining to proceed with the transactions contemplated hereby, Investor has relied solely on the results of Investor's own independent investigation with respect to the Company, the Common Shares, the Initial Shares and the Additional Shares, upon the representations, warranties, covenants and statements of the Company set forth herein and in the other Transaction Documents and in Investor's own independent investigation of the Company's business. Investor acknowledges that the representations, warranties, covenants and statements to Investor by the Company set forth herein and in the other Transaction Documents constitute the sole and exclusive representations, warranties, covenants and statements of the Company or any of its officers, directors, stockholders of other affiliates in connection with the transactions contemplated hereby, and Investor understands, acknowledges and agrees that all other representations, warranties, covenants and statements of any kind or nature, whether oral or contained in any writing other than this Agreement and any Exhibit or Schedule hereto and in the other

Transaction Documents and any Exhibit or Schedule thereto are specifically disclaimed by the Company.

         4.7 LEGENDS. It is understood that the Convertible Note being issued under the Convertible Note Agreement (and the Initial Shares issuable upon conversion thereof and the Common Shares issuable upon conversion of the Initial Shares) will bear a legend substantially similar to the following:

         "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR REGISTERED OR OTHERWISE QUALIFIED FOR SALE UNDER ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR SOLD OR OFFERED FOR SALE OR OTHERWISE TRANSFERRED, PLEDGED, HYPOTHECATED OR DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THE ACT AND REGISTERED OR OTHERWISE QUALIFIED FOR SALE UNDER SUCH STATE SECURITIES LAWS OR AN EXCEPTION FROM REGISTRATION THEREUNDER IS AVAILABLE."

         4.8 ACCREDITED INVESTOR. Investor is an Accredited Investor within the definition set forth in Rule 501(a) under the Act.

                                   ARTICLE 5

                       ADDITIONAL COVENANTS AND AGREEMENTS

         In consideration of the representations, warranties and other agreements contemplated hereunder, the Parties hereby undertake the following additional covenants and agreements:

         5.1      PUBLICITY. Except for statements made or press releases issued
(i) pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 and/or any rules and regulations promulgated hereunder, (ii) pursuant to any listing agreement with any "national securities exchange," "national market system" (as such terms are used under the Securities Exchange Act of 1934, as amended) or other principal securities exchange on which the shares of common stock of the Company are then listed, or the NASD, (iii) pursuant to the Bank Holding Company Act of 1956, the Gramm-Leach-Bliley Act and/or any rules and regulations promulgated thereunder, or (iv) as otherwise required by law, no Party shall issue any press release or otherwise make any public statements with respect to this Agreement or the transaction contemplated hereby without the prior written consent of the other Party, such consent not to be unreasonably withheld; provided, however, that any Party proposing to make any statement or press release in accordance with subsection (i), (ii), (iii) or (iv) of this
SECTION 5.1 shall first provide a copy of such proposed statement or press release to the other Party at least twenty-four (24) hours prior to the time such statement would be made or press release issued, and the Party not making such statement or issuing such press release shall have the opportunity to propose reasonable modifications to the proposed statement or press release. The foregoing prohibition does not apply to disclosure to any Governmental Authority or to a Party's attorneys, accountants, lenders, bankers, investment bankers and employees.

         5.2 DUE DILIGENCE. Upon the execution of this Agreement and from time to time thereafter through the closing date of each of the Investment Management Acquisition, the Depository Bank Acquisition, and each Alternate Acquisition, the Company shall make available to Investor and its duly authorized representatives, including, without limitation, Investor's accountants and attorneys, complete and unrestricted access, during the Company's and the Target Companies' normal business hours, to the premises, books, records, data, properties, assets and personnel of the Company and the Target Companies for such investigation, review and discussion as Investor or such authorized representative shall deem reasonably necessary or appropriate. Investor and each such duly authorized representative of Investor shall have the right to make copies, extracts, analyses, compilations, photos, diagrams or other recordation of such due diligence review materials, items or persons, as the case may be, wherever same may be located. Any non-public or confidential information pertaining to the Company or the Target Companies obtained by Investor or its representatives as part of its due diligence investigation, shall be kept in the strictest confidence and shall not be disclosed by the Investor or its representatives to anyone without the Company's prior written permission or as required by Law.

         5.3 EXPENSES. Unless otherwise provided herein or in the Transaction Documents, the Parties shall each be solely responsible for the fees and disbursements of their respective counsel and other professional advisors. Investor shall be responsible for all Taxes, if any, imposed by any Governmental Authority arising as a result of the purchase of the Class A Shares or the Common Shares by Investor.

         5.4 COOPERATION ON TAX AND OTHER MATTERS. Investor and the Company shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with any audit, litigation or other proceeding with respect to tax related or any other matters. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Investor and the Company agree (a) to retain all books and records with respect to tax matters relating to all taxable periods beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (b) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records. The Company, at its sole cost and expense, will prepare and file a Form 13D or 13G, and any other forms required to be filed with the SEC or NASD, on a timely basis, on behalf of Investor upon review and execution by Investor, whenever necessary as determined by counsel to the Company and/or Investor.

         5.5 AMENDMENT TO THE COMPANY'S ORGANIZATIONAL DOCUMENTS. In connection with, and in consideration for, Investor providing the Bridge Loan and in contemplation of the issuance of the Class A Shares and the grant of the Option, the Board shall use its best efforts to:

                  (a) On or prior to the Closing Date, duly adopt an amendment to its certificate of incorporation to create a new class of convertible preferred shares designated as Convertible Class A Preferred Stock, as more fully set forth in the Certificate of Amendment attached hereto as EXHIBIT B (the "Certificate of Amendment"); and

                  (b) duly adopt an amendment to the Company's by-laws to increase the number of members of the board of directors of the Company to nine (9) and provide for the appointment of Investor's designees to the board of directors of the Company as contemplated in
         SECTION 2.5 hereof (the "By-Laws Amendment," collectively with the Certificate of Amendment, the "Proposed Amendments"); and

                  (c) with respect to those Proposed Amendments that are required by applicable law or by the Company's certificate of incorporation and by-laws then in effect to be approved by the stockholders of the Company, submit the Proposed Amendments to the stockholders of the Company, in accordance with Section 242 of the DGCL, and any other applicable Delaware and federal Laws, and the Company's certificate of incorporation and by-laws then in effect, prior to February 22, 2002 for the purpose of obtaining the stockholder approval of the matters set forth in the Proposed Amendments, and shall take any and all necessary, advisable and desirable actions required to obtain such approval.

         In furtherance of the Company's obligations set forth in this SECTION 5.5, each of the Company's officers and directors identified on SCHEDULE 5.5 hereto shall execute the Letter Agreement attached hereto as EXHIBIT F, whereby each of them will agree to vote any and all shares of common stock of the Company held or controlled by such person in favor of the Proposed Amendments. Upon receiving the required stockholder approval, the Company shall file or shall cause to be filed with the Delaware Secretary of State, the Certificate of Amendment in the form attached hereto as EXHIBIT B constituting an Amendment to the Company's Certificate of Incorporation, to reflect the adoption by the Company upon the approval of the stockholders, of the Proposed Amendments as soon thereafter as practicable. The Company shall promptly deliver or cause to be delivered to Investor a certified copy of such Certificate of Amendment, attached hereto as EXHIBIT B, constituting an Amendment to the Company's Certificate of Incorporation as filed with the Delaware Secretary of State. If the Proposed Amendments have not been approved and adopted by the Company and its stockholders as provided herein by April 1, 2002, then the Bridge Loan shall become due and payable in accordance with the terms of the Convertible Note.

         5.6 BOARD REPRESENTATION. (a) In connection with the Bridge Loan, the issuance of the Class A Shares and the Option, the Company will cause Messrs. David Long and Mark Strauch to be elected to the Board as promptly as practicable. Thereafter, until the date that Investor ceases to own beneficially 20% or more (on a fully-diluted basis with respect to common stock of the Company beneficially owned by Investor, through its ownership of the indebtedness representing the Bridge Loan, the Class A Shares, the Common Shares, or otherwise, or any combination thereof) of the Company's common stock as a result of a sale by Investor of Common Shares but not as a result of additional issuances of common stock by the Company (i) management of the Company shall recommend to the Board that such persons or any two (2) other persons designated by Investor and reasonably acceptable to the Company be included in the slate of nominees recommended by the Board to stockholders for election as directors at each annual meeting of stockholders of the Company commencing with the annual meeting of stockholders next following the date hereof, and (ii) the Company shall not cause the Board to exceed nine (9) members without the prior written consent of Investor.

         5.7 RIGHT OF FIRST REFUSAL. Prior to making any offer to sell, sale or transfer of any shares of any class of stock of the Company or securities exchangeable for or convertible into such shares of any class of stock of the Company (collectively, the "Offered Stock"), the Company shall give Investor the opportunity to purchase such Offered Stock in the following manner:

                  (a) The Company shall give notice (the "Offer Notice") to Investor in writing of such intention, specifying the number of shares proposed to be disposed of, the manner of such disposition, the name of the prospective purchaser(s) and the proposed price therefor.

                  (b) Investor shall have the right, exercisable by written notice given by Investor to the Company within ten (10) business days after receipt of such Offer Notice, to purchase the number of Offered Shares of the same class as the shares described in the Offer Notice that would enable Investor to maintain, on a fully diluted basis, ownership of fifty-one percent (51%) of the Company's common stock, for cash at the proposed price set forth in such Offer Notice (the "Right of First Refusal Shares"). If the purchase price specified in the Offer Notice includes any property other than cash, such purchase price shall be deemed to be the amount of any cash included in the purchase price plus the value (as jointly determined by a nationally recognized investment banking firm selected by each party or, in the event such firms are unable to agree, a third nationally recognized investment banking firm to be selected by them) of such other property included in such price. For this purpose:

                           (i) The Parties shall use their best efforts to cause any determination of the value of any securities included in the purchase price to be made within three (3) business days after the date of delivery of the Offer Notice. If the firms selected by Investor and the Company are unable to agree upon the value of any such securities within such three-day period, the parties shall promptly select a third firm whose determination shall be made within an additional three-day period and shall be conclusive.

                           (ii) The Parties shall use their best efforts to cause any determination of the value of property other than securities to be made within seven (7) business days after the date of delivery of the Offer Notice. If the firms selected by Investor and the Company are unable to agree upon a value within such seven-day period, the parties shall promptly select a third firm whose determination shall be made within an additional three-day period and shall be conclusive.

                           (iii) The date on which Investor must exercise its right of first refusal shall be extended until three (3) business days after the determination of the value of property included in the purchase price.

                  (c) If Investor exercises its right of first refusal hereunder, the closing of the purchase of the Right of First Refusal Shares shall take place upon the date of closing of the disposition as described in the Offer Notice, but in any event no earlier than ten
         (10) Business Days after Investor gives notice of such exercise. Upon exercise of its right of first refusal, and the subsequent completion of a closing of the disposition of the Offered Shares at the price, number and manner, and to the prospective purchaser(s) as described in the Offer Notice, Investor shall be legally obligated to consummate the purchase contemplated thereby, shall use its best efforts to secure all approvals required in connection therewith, and shall be liable in damages to the Company, including, without limitation, damages for the Company's reasonable attorneys fees and expenses, if for any reason, including, without limitation, the failure to obtain any requisite approvals, the right of first refusal purchase is not consummated.

                  (d) If Investor does not exercise its right of first refusal hereunder within the time specified for such exercise, the Company shall be free during the period of ninety (90) calendar days following the expiration of such time for exercise to sell such shares specified in such Notice at the price specified therein or at any price in excess thereof.

                  (e) In the case of options or SARs granted to employees, directors, agents or consultants of the Company pursuant to an option plan approved by the Board, notwithstanding anything to the contrary set forth in this SECTION 5.7, Investor shall be granted corresponding options at the equivalent exercise price and in the amount that would enable Investor to maintain, on a fully diluted basis, ownership of fifty-one percent (51%) of the Company's common stock in lieu of the provisions of the remainder of this SECTION 5.7.

         5.8      BASIC FINANCIAL INFORMATION AND REPORTING.

                  (a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under GAAP consistently applied.

                  (b) As soon as practicable after the end of each fiscal quarter of the Company, and in any event within forty-five (45) days thereafter, the Company will furnish to each Holder unaudited quarterly financial statements of the Company, as at the end of such fiscal quarter, prepared in accordance with GAAP consistently applied and setting forth in comparative form the figures for the previous fiscal quarter, all in reasonable detail.

                  (c) As soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, the Company will furnish to each

         Holder audited annual financial statements of the Company, as at the end of such fiscal year, prepared in accordance with GAAP consistently applied and setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail.

         5.9 INSPECTION RIGHTS. Each Holder shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested but during the Company's normal business hours upon forty-eight (48) hours prior written notice; provided, however, that the Company shall not be obligated under this SECTION 5.9 with respect to a competitor of the Company, and (ii) with respect to information which the Board determines in good faith is confidential and should not, therefore, be disclosed.

                                   ARTICLE 6

                          ACTION TO BE TAKEN AT CLOSING

         6.1 ACTION TO BE TAKEN BY THE COMPANY. At the Closing, the Company or its officers and directors, as applicable, shall duly execute, where appropriate, and deliver the following to Investor:

                  (a) the Convertible Note Agreement, in the form of EXHIBIT A attached hereto; and

                  (b) the Option Agreement, in the form of EXHIBIT C attached hereto; and

                  (c) the Registration Rights Agreement, in the form of EXHIBIT D attached hereto; and

                  (d) the Standstill Agreement, in the form of EXHIBIT E attached hereto; and

                  (e) the Letter Agreements, in the form of EXHIBIT F attached hereto; and

                  (f) a certificate of good standing of the Company issued by the Secretary of State of each of Delaware and Florida and each other state in which the Company is required to be qualified to transact business; and

                  (g) a certificate of the secretary of the Company certifying as to the organizational documents of the Company, the actions of the Board, the incumbency of officers executing the Transaction Documents, and other customary matters reasonably requested by Investor; and

                  (h) a copy of the resolutions duly adopted by the Board of Directors of the Company, authorizing the execution of this Agreement, the adoption of the Proposed Amendments and the consummation of the transactions contemplated hereby; and

                  (i) a legal opinion from the Company's counsel as to due formation, power, valid authorizations, due execution and legal, valid and binding obligation of the Company as set forth on EXHIBIT G hereto, which opinion shall also be delivered to Investor upon each issuance of any of the Class A Shares or the issuance of Common Shares upon exercise of the Option; and

                  (j) all other documents and instruments reasonably requested by the other Party to effect the transactions contemplated by this Agreement; provided that deliveries of identical documents to those set forth herein made contemporaneously with the Closing by the Company pursuant to Convertible Note Agreement shall satisfy these delivery requirements.

         6.2 ACTION TO BE TAKEN BY INVESTOR. At the Closing, Investor shall duly execute, where appropriate, and deliver the following to the Company:

                  (a) the Convertible Note Agreement, in the form of EXHIBIT A attached hereto; and

                  (b) the Standstill Agreement, in the form of EXHIBIT E attached hereto; and

                  (c) the Registration Rights Agreement, in the form of EXHIBIT D attached hereto; and

                  (d) all other documents and instruments reasonably requested by the other Party to effect the transactions contemplated by this Agreement.

         6.3 FORM OF DOCUMENTS. All documents to be furnished at the Closing which are not exhibits to this Agreement shall be in form and substance reasonably satisfactory to the Company and Investor and their respective attorneys.

         6.4 FURTHER ASSURANCES. At any time at or after the Closing, each of the Parties shall execute and deliver such instruments, assignments and other documents as may be reasonably necessary to effectuate the transactions contemplated by this Agreement or otherwise carry out the purpose of this Agreement.

                                   ARTICLE 7

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         The representations, warranties, covenants and agreements contained in this Agreement and in any instrument or document delivered pursuant to this Agreement have been relied upon by the Parties and shall survive the Closing as follows: (i) the representations and warranties contained in SECTION 3.3, the representations, warranties, covenants and agreements contained in ARTICLE 5 and
ARTICLE 8, and any representation and warranty which was known to be untrue when made, shall survive forever; and (ii) all other representations and warranties shall survive for a period of two (2) years after the Closing Date (collectively, the "Survival Period") and shall not survive thereafter; provided, however, any Claim made prior to the expiration of the Survival Period shall survive until the final resolution thereof, and the representations, warranties and covenants contained in this Agreement shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

         Nothing contained in this ARTICLE 7 shall affect or limit the obligations of either Party to perform the obligations to be performed by it hereunder after the Closing Date.

                                   ARTICLE 8

                                 INDEMNIFICATION

         8.1 INDEMNIFICATION BY THE COMPANY.(a) The Company shall indemnify defend and hold harmless Investor, and its directors, officers, employees, affiliates and agents (collectively, "Indemnified Persons") against, and agrees to hold each such Indemnified Person harmless from, any and all losses, claims, damages and liabilities, including claims brought by any stockholder or former stockholder of the Company, and related expenses, including reasonable counsel fees and expenses, incurred by such Indemnified Person arising out of any claim, litigation, investigation or proceeding (whether or not such Indemnified Person is a party thereto) relating to any material breach or violation by the Company of any representation, warranty, covenant or agreement of the Company set forth in this Agreement or any Exhibit attached hereto and any transactions, services or matters that are the subject of this Agreement or any Exhibit attached hereto; provided, however, that such indemnity shall not apply to any such losses, claims, damages, or liabilities or related expenses determined by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Indemnified Person.

         8.2 INDEMNIFICATION BY INVESTOR. Investor shall indemnify, defend and hold harmless the Company and its directors, officers, employees, affiliates and agents from and against all losses, claims, damages and liabilities, including reasonable counsel fees and expenses, incurred by the Company with respect to or in connection with the existence of any fact, circumstance or condition constituting a material breach or violation of any of the representations and warranties of Investor contained in this Agreement, or the breach by Investor of any of its covenants and agreements contained in this Agreement.

         8.3 PROCEDURE FOR INDEMNIFICATION. If a complaint, claim or legal action is brought or made by a third party ("Third Party Claim") as to which the Company or Investor is entitled to indemnification hereunder ("Indemnified Party"), the Indemnified Party shall give written notice of such Third Party Claim to the indemnifying party ("Indemnifying Party") promptly after the Indemnified Party receives notice thereof, which notice shall include a copy of any letter, complaint or similar writing received by the Indemnified Party; provided, however, that any failure to provide, or delay in providing such notification shall not constitute a bar or defense to indemnification except to the extent the Indemnifying Party has suffered actual material loss thereby.

         The Indemnifying Party shall have the right to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party's election so to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim except as hereinafter provided. If the Indemnifying Party elects to assume such defense and selects such counsel, the Indemnified Party may participate in such defense through its own separate counsel, but the fees and expenses of such counsel shall be borne by the Indemnified Party unless (i) otherwise specifically agreed in writing by the Indemnifying Party, or (ii) counsel selected by the Indemnifying Party determines that because of a conflict of interest between the Indemnifying Party and the Indemnified Party such counsel for the Indemnifying Party cannot adequately represent both parties in conducting the defense of such action (in which case the Indemnifying Party shall not have the right to direct the defense of such Third Party Claim on behalf of the Indemnified Party). In such event, however, the Indemnifying Party shall not be held liable for any settlement effected without the written consent of such Indemnifying Party.

         The failure of the Indemnifying Party to notify an Indemnified Party of its election to defend such Third Party Claim within twenty-one (21) days after notice thereof was given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its rights to defend such Third Party Claim.

         If the Indemnifying Party assumes the defense of such Third Party Claim, the obligations of the Indemnifying Party shall include taking all steps reasonably necessary in the defense of such Third Party Claim and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement or any judgment in connection with such claim or litigation, subject to the limitations on liability set forth herein. The Indemnifying Party may not settle such Third Party Claim without the consent of the Indemnified Party unless such settlement involves solely the payment of money and the giving of customary releases.

         If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate; provided, however, that the Indemnified Party may not settle such Third Party Claim without the prior written consent of the Indemnifying Party; provided, further, that the Indemnifying Party may not withhold such consent unless it has provided security of a type and in an amount reasonably acceptable to the Indemnified Party for the payment of its indemnification obligations with respect to such Third Party Claim. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement, or for the amount of any judgment rendered with respect to such Third Party Claim, and for all costs and expenses incurred by the Indemnified Party in the defense of such claim, subject to the limitations on liability set forth herein.

         8.4 EXCLUDED LIABILITY. In no event shall either Party be liable to the other hereunder for (a) consequential damages, such as lost profits or lost business opportunities, or (b) punitive damages.

                                   ARTICLE 9

                                  MISCELLANEOUS

         9.1 WRITTEN AGREEMENT TO GOVERN. This Agreement, including the agreements contemplated to be executed and performed hereunder, sets forth the entire understanding between the Parties and supersedes all prior and contemporaneous oral and written agreements between the Parties relating to the subject matter contained herein or therein, and merges all prior and contemporaneous discussions between them. No Party shall be bound by any definition, condition, representation, warranty, covenant or provision other than as expressly stated in this Agreement or in the other documents referred to herein which form a part hereof.

         9.2 SEVERABILITY. The Parties expressly agree that it is not the intention of either Party to violate any public policy, statutory or common laws, rules, regulations, treaties or decisions of any government or agency thereof. If any provision of this Agreement is judicially or administratively interpreted or construed as being so in violation, such provision shall be inoperative and the remainder of this Agreement shall remain binding upon the Parties hereto.

         9.3 NOTICES AND OTHER COMMUNICATIONS. Any notice, demand, or instruction (each referred to herein as "notice") given in connection with this Agreement shall be in writing and shall be made by facsimile, or by hand delivery, or by electronic transmission ("e-mail"), or by overnight delivery service, or by certified mail, return receipt requested, postage prepaid, addressed to the recipient at the appropriate address set forth below or to such other address as may be hereafter specified by written notice given by a Party to the other Party. Notice shall be considered given as of the earlier of the date of actual receipt, or the date of the facsimile transmission without error, or the date of hand delivery, or the date of delivery to the recipient's computer, or one (1) business day after delivery to a nationally recognized overnight delivery service, or three (3) business days after the date of mailing, independent of the date of actual delivery or whether delivery is ever in fact made, as the case may be, provided the giver of notice can establish that notice was given as provided herein. Failure or delay in delivering a copy of any notice to any person designated to receive a copy shall in no way adversely affect the effectiveness of such notice.

         If to the Company:         Intrepid Capital Corporation
                                    3652 South Third Street
                                    Suite 200
                                    Jacksonville Beach, Florida 32250
                                    Attn:  Forrest Travis
                                    Fax No.:  904-246-3533

         With a copy to:            Steven E. Fox, Esq.
                                    Rogers & Hardin
                                    2700 International Tower
                                    Peachtree Center
                                    229 Peachtree Street, N.E.
                                    Atlanta, Georgia 30303
                                    Fax No.:  404-525-2224

         If to Investor:            AJG Financial Services, Inc.
                                    Two Pierce Place
                                    Itasca, Illinois 60143-3141
                                    Attn:  Kerry S. Abbott, Esq.
                                    Assistant General Counsel
                                    Fax No.:  (630) 285-4272

         With a copy to:            Stephen A. Landsman, Esq.
                                    Piper Marbury Rudnick & Wolfe
                                    203 North LaSalle Street, Suite 1800
                                    Chicago, Illinois 60601
                                    Fax No.:  (312) 236-7516

         Each notice, demand or request shall be effective upon personal delivery, or upon confirmation of receipt of the applicable telecopy, or one (1) Business Day after delivery to a reputable overnight carrier in accordance with the foregoing, or three (3) Business Days after the date on which the same is deposited in the United States mail in accordance with the foregoing. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall not adversely impact the effectiveness of any such notice, demand or request. Service by personal delivery upon the Company or Investor shall be valid only if delivered personally to an officer of the Company or Investor, respectively. Any addressee may change its address for notices hereunder by giving written notice in accordance with this SECTION 10.3.

         9.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, including counterparts bearing faxed signatures, and no counterpart must contain the signature of both Parties as long as at least one separate counterpart has been signed by each Party. Each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

         9.5 FACSIMILE SIGNATURES. Evidence of the execution of this Agreement by either Party may be by facsimile transmitted to the other Party. The Parties intend that facsimile signatures shall have the same force and effect as original signatures.

         9.6 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the Parties hereto and their successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

         9.7 INTERPRETATION. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of this Agreement. Unless otherwise expressly stated herein, all references herein to sections and paragraphs are to sections and paragraphs in this Agreement and all references herein to Schedules and Exhibits are to Schedules and Exhibits to this Agreement.

         9.8 SCHEDULES AND EXHIBITS. The Schedules and Exhibits referred to herein, and attached to this Agreement, are incorporated herein by such reference as if fully set forth in the text hereof.

         9.9 WAIVER OF PROVISIONS. The terms, covenants, representations, warranties and conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time to require performance of any provisions hereof shall, in no manner, affect the right at a later date to enforce the same. No waiver by either Party of any condition, or any breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

         9.10 MODIFICATION. The Parties to this Agreement may modify, supplement or amend this Agreement in such manner as may be mutually agreed upon by them in writing.

         9.11 LAW TO GOVERN; JURISDICTION. This Agreement and any Claims, Proceedings or disputes arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflict of laws rules thereof.

         9.12 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

         9.13 SPECIFIC PERFORMANCE. The Parties acknowledge that there would be no adequate remedy at law if any Party fails to perform any of its obligations hereunder, and accordingly agree that each Party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other Party under this Agreement in accordance with the terms and conditions of this Agreement in any court of the United States or any state thereof having jurisdiction.

                             Signature page follows.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officer on the day and year first written above.



                                       COMPANY:

                                       INTREPID CAPITAL CORPORATION,
                                       a Delaware corporation


                                       By: /s/ Forrest Travis
                                          ---------------------------------
                                           Name:  Forrest Travis
                                           Title: President



                                       INVESTOR:

                                       AJG FINANCIAL SERVICES, INC.,
                                       a Delaware corporation


                                       By:  /s/ Mark P. Strauch
                                          ---------------------------------
                                           Name:  Mark P. Strauch
                                                  -------------------------
                                           Title: Executive Vice President
                                                  -------------------------